James A. Cochran Announcement

GREENVILLE, SC – February 11, 2015 — Delta Apparel, Inc. announces with great sadness that James A. Cochran, a long-standing member of its Board of Directors, passed away on February 7, 2015, at the age of 67 after a brief illness.

Mr. Cochran served as a director for Delta Apparel since 2008 and the Company enjoyed significant growth and success under his leadership. His distinguished financial career included stints as Chief Financial Officer of Amendia, Inc., Vivex Biomedical, Inc. and Greenway Medical Technologies, Inc., as well as senior executive positions with TurboChef Technologies, Inc.

“This is a tragic loss for all of us at Delta Apparel. Al Cochran was a trusted leader and advisor for our Company and a true professional. He will be greatly missed as both a partner and friend,” said Delta Apparel, Inc. Chairman and Chief Executive Officer Robert W. Humphreys. “Our thoughts and prayers are with Al’s family.”

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle basic and branded activewear apparel and headwear. The Company specializes in selling casual and athletic products across distribution tiers, including specialty stores, boutiques, department stores, mid-tier and mass chains, college bookstores and the U.S. military. The Company’s products are made available direct-to-consumer on its websites at www.soffe.com, www.junkfoodclothing.com, www.saltlife.com and www.deltaapparel.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 6,800 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Company Contact:
Deborah Merrill
Chief Financial Officer
(864) 232-5200 x6620

Investor Relations Contact:
Sally Wallick, CFA
(404) 806-1398
investor.relations@deltaapparel.com